Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of JDS Uniphase Coporation for the registration of 168,617 shares of its common stock and to the incoporation by reference therein of our report dated Jule 26, 1999, with respect to the consolidated financial statements and schedule of JDS Uniphase Coporation included in its Annual Report (Form 10-K) for the year ended June 30, 1999, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

San Jose, California
October 7, 1999